EXHIBIT 99.1

Hi-Tech Pharmacal Reports Record Sales for the Second Fiscal Quarter Ended October 31, 2008

AMITYVILLE, N.Y. - December 9, 2008 - Hi-Tech Pharmacal Co., Inc. (NASDAQ:  HITK) today reported results for the quarter ended October 31, 2008.

For the three months ended October 31, 2008, the Company reported net sales of $25.1 million, an increase of 58% from $15.9 million for the same period last year.

During the quarter ended October 31, 2008, net sales of generic pharmaceutical products, which include contract manufacturing and a small amount of branded prescription sales were $19.5 million, an increase of 44% compared to $13.6 million for the same fiscal 2008 period.  Not included in this amount is an additional $2.3 million in sales of Hi-Tech’s Midlothian division, which was acquired in December 2007. Sales of the newly launched Dorzolamide with Timolol ophthalmic solution totaled $5.4 million. Other new launches including Dorzolamide ophthalmic solution, Fluticasone propionate nasal spray, Hydrocodone Bitartrate and Homatropine Methylbromide syrup, Ofloxacin otic solution, Ciclopirox topical solution, and Calcipotriene solution also contributed to the increase and offset weak cough and flu sales.

Sales for the Health Care Products division, which markets the Company’s OTC branded products, increased 44% to $3.3 million from $2.3 million for the three months ended October 31, 2008, largely due to the sales of the newly launched Zostrix® Neuropathy and Nasal Ease® brands.

For the three months ended October 31, 2008, cost of sales increased to $13.1 million from $10.2 million, but decreased as a percentage of sales to 52% of net sales, from 64% of net sales, for the three months ended October 31, 2007.  The decrease as a percentage of sales is due to higher margins on newly launched products.

Research and product development costs for the period ended October 31, 2008 increased to $1.8 million from $1.5 million for the three month period ended October 31, 2007 as the Company increased expenditures on external projects.

For the three month period ended October 31, 2008, selling, general and administrative expense was $7.5 million, an increase of $1.8 million from $5.7 million at October 31, 2007.  This increase was primarily the result of selling, general and administrative expenses associated with the Midlothian division, amortization associated with the Midlothian acquisition and legal expenses associated with the launch of Dorzolamide with Timolol ophthalmic solution.

Net income for the three month period was $1.1 million as compared to a net loss of $1.0 million in the prior period. This resulted in diluted earnings per share of $0.09 compared to a loss of $0.08 per share in the prior year.

During the quarter, the Company purchased 94,000 shares of the Company’s common stock for $661,000.

David Seltzer, President and CEO, commented: “Our launches of Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution this quarter led to record sales and topped off a long list of new launches over the last year. We expect these launches to strengthen the Company’s financial position and allow us to continuously invest in the business to assure future growth.

We are also pleased with the new launches from our Health Care Products division which led to strong growth in our OTC brands.”

Hi-Tech currently has thirteen products awaiting FDA approval, targeting brand and generic sales of over $600 million. In addition, Hi-Tech has twenty products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products for the general healthcare industry.  The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products.  The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Six Months		Three Months
	10/31/08	10/31/07	10/31/08	10/31/07
Net sales	$40,916,000	$25,972,000	$25,124,000	$15,874,000
Cost of goods sold	22,966,000	18,205,000	13,131,000	10,172,000

Gross profit	17,950,000	7,767,000	11,993,000	5,702,000

Selling, general, administrative expenses	13,398,000	11,269,000	7,466,000	5,651,000
Research & product development costs	3,689,000	2,795,000	1,844,000	1,471,000
Royalty and Contract research (income)	(114,000)	-	(114,000)	-
Interest expense	17,000	9,000	13,000	5,000
Interest (income) and other	(3,686,000)	(644,000)	(86,000)	(304,000)
Total	$13,304,000	$13,429,000	$9,123,000	$6,823,000

Income (Loss) before income taxes	4,646,000	(5,662,000)	2,870,000	(1,121,000)
Provision (Benefit) for income taxes	2,022,000	(1,831,000)	1,746,000	(168,000)

Net income (loss)	$2,624,000	$(3,831,000)	$1,124,000	$(953,000)

Basic net earnings (loss) per common share	$0.23	$(0.34)	$0.10	$(0.08)

Diluted net earnings (loss) per common share	$0.22	$(0.34)	$0.09	$(0.08)

We Weighted average shares outstanding:
Basic	11,402,000	11,401,000	11,402,000	11,378,000
Effect of potential common shares	600,000	-	669,000	-
Diluted	12,002,000	11,401,000	12,071,000	11,378,000